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                                                                     Exhibit 4.6


                      AMENDMENT TO REGISTRATION AGREEMENT
                      -----------------------------------


          This Amendment is made as of August 10, 2000 to the Registration Agreement (the "Agreement") dated as of October 26, 1993 among Exide Corporation, Wilmington Securities, Inc., Chemical Investments, Inc. and certain members of the management of Exide Corporation. Terms defined in the Agreement shall have the same meanings herein.

          The individuals whose signatures appear below are becoming parties to the Agreement by their execution of this Amendment. The parties hereto desire to amend the Agreement to permit the Company to enter into a Registration Rights and Standstill Agreement in the form of Exhibit A hereto (the "New Agreement") and further amend the Agreement in all respects necessary to reconcile it with the provisions of the New Agreement.

          The parties hereto agree as follows:

1. Pursuant to paragraph 9 of the Agreement, the individuals whose signatures appear below hereby become parties to the Agreement as New Management Shareholders and their names are hereby deemed added to the Schedule of Shareholders to the Agreement.

2. Pursuant to paragraph 10(d) of the Agreement, the Company and the New Shareholders referred to in paragraph 1 above (who constitute the holders of a majority of the currently outstanding Registrable Securities) hereby amend the Agreement to permit the execution, delivery and performance of the New Agreement in accordance with its terms notwithstanding any provision of the Agreement to the contrary or whose operation would be inconsistent with the provisions of the New Agreement.

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                        EXIDE CORPORATION


                                        By: /s/ Kenneth S. Pawloski
                                            Kenneth S. Pawloski
                                            Vice President, Corporate Controller

                          NEW MANAGEMENT SHAREHOLDERS

/s/ Robert A. Lutz                            /s/ Craig H. Muhlhauser
Robert A. Lutz                                Craig H. Muhlhauser

/s/ Kevin R. Morano                           /s/ John R. Van Zile
Kevin R. Morano                               John R. Van Zile

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